Exhibit 10.5
[Broadcom Corporation Letterhead]
December 16, 2005
Mr. Scott A. McGregor
President and Chief Executive Officer
Broadcom Corporation
16215 Alton Parkway
Irvine, California 92618

Re:	Amendment of Offer Letter
Dear Scott:
     Reference is made to that certain offer letter between you and Broadcom Corporation, a California corporation (the “Company”), dated October 25, 2004 (the “Agreement”).
     The Agreement provides that on the first anniversary of the date that your employment with the Company commenced, you will receive a stock option grant to purchase 500,000 shares of the Company’s Class A common stock (the “2006 Equity Grant Provision”). The purpose of this letter agreement is to amend the 2006 Equity Grant Provision to provide that in lieu of the stock option covering 500,000 shares, you will instead be granted a stock option to purchase 166,667 shares and restricted stock units to acquire 83,333 shares.
     By executing this letter agreement, and for good and valuable consideration, the receipt and adequacy of which you and the Company hereby acknowledge, you and the Company hereby agree that the second paragraph under the heading “Stock Options and Restricted Stock Units” in the Agreement shall be amended and restated in its entirety to read as follows:
“On or about the first anniversary of the Start Date, and provided that you are still employed as Chief Executive Officer of Broadcom or its highest parent entity, if any, on the grant date, you will receive an additional stock option grant to purchase one hundred sixty-six thousand six hundred sixty-seven (166,667) shares of Broadcom Class A Common Stock (the “2006 Option”), The 2006 Option will have an exercise price equal to the closing price of our Class A Common Stock on the Nasdaq National Market on the grant date. The shares subject to the 2006 Option will vest in equal monthly installments, on each monthly anniversary of the Start Date that occurs during the period of forty-eight months following the first anniversary of the Start Date. The 2006 Option shall have a ten year term. On or about the first anniversary of the Start Date, and provided that you are still employed as Chief Executive Officer of Broadcom or its highest parent entity, if any, on the grant date, you will also receive an award of eighty-three thousand three hundred thirty-three (83,333) restricted stock units to acquire, with no cash payment on your part (other than applicable income and employment taxes), an equal number of shares of Broadcom Class A Common Stock (the “2006 Units”). The 2006 Units will generally vest in equal quarterly installments, on each quarterly date that is generally utilized by Broadcom for the vesting of restricted

Mr. Scott McGregor
December 16, 2005

stock units issued to other Broadcom employees, or if no such quarterly date is generally utilized by Broadcom then on each quarterly anniversary of the Start Date, over the period of forty-eight months following the first anniversary of the Start Date. Vesting of the 2006 Units shall not be subject to performance criteria other than continued service as an employee. The shares of Class A Common Stock to be issued to you upon each vesting date of the 2006 Units will be vested and unrestricted, except for any applicable restrictions under the securities laws.”
     Please acknowledge that the foregoing accurately sets forth our agreement by signing the enclosed copy of this letter agreement where indicated below and returning the executed copy to the Company.

Sincerely, BROADCOM CORPORATION, a California corporation
By:	/s/ Henry Samueli
Henry Samueli
Chairman and Chief Technical Officer

Acknowledged and Agreed:

/s/ Scott A. McGregor
Scott A. McGregor